Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

December 12, 2017

SEARS HOLDINGS ANNOUNCES INCREMENTAL LIQUIDITY ACTIONS TO ENHANCE

FINANCIAL FLEXIBILITY

Extends $400 Million 2018 Term Loan Facility to 2019

Intends to Obtain Secured Credit Facility of Approximately $600 Million in Connection with the

Previously-Announced PBGC Transaction

HOFFMAN ESTATES, Ill., December 12, 2017 — Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) announced today it has entered into an agreement to extend the maturity of its existing term loan, which originally was to mature in June 2018 (the “Term Loan”), to January 2019, with the option to further extend the maturity to July 2019. During the fourth quarter, the Company paid down the Term Loan by $325 million, reducing the outstanding balance to approximately $400 million and bringing our total Term Loan repayment during 2017 to approximately $570 million.

In addition, the Company announced it intends to obtain a new secured credit facility (the “Secured Credit Facility”) in connection with the agreement reached with the Pension Benefit Guaranty Corporation (“PBGC”) on November 7, 2017 that provides for the release of 138 of our properties from a ring-fence arrangement with the PGBC. The Secured Credit Facility is expected to be secured by such properties and consist of an approximately $407 million (net of associated costs) first lien tranche and a second lien tranche of up to $200 million. The Company intends to use the net proceeds from the Secured Credit Facility to fund the payment of approximately $407 million into the Sears pension plans and for general corporate purposes. Following the funding of the $407 million pension contribution, Holdings will be relieved of the obligation to make further contributions to the pension plans for approximately two years (other than a $20 million supplemental payment due in Q2 2018). Holdings expects to repay the Secured Credit Facility over time with the proceeds from sales of the underlying properties.

“As indicated in our third quarter earnings announcement, we have taken further action to provide the Company with additional financial flexibility as we enter 2018,” said Rob Riecker, Sears Holdings’ chief financial officer. “The extension of the Term Loan improves our short-term debt maturity profile, while the credit facility associated with the PBGC agreement will support our continued commitment to the Company’s pension plans while enhancing our financial flexibility.”

“Looking ahead, we continue to explore alternatives with respect to our debt maturities to meaningfully reduce cash interest payments and provide the Company greater flexibility. In addition to the liquidity actions announced today, we remain focused on improving our performance by diversifying the Company’s revenue streams through third-party partnerships for several of our businesses; developing new ways to leverage our innovative Shop Your Way platform to better invest marketing dollars at the member level; and maintaining extreme cost discipline in light of continued headwinds across the retail sector,” concluded Mr. Riecker.

The Company engaged Bank of America Merrill Lynch to arrange the Term Loan extension. In addition, Holdings has retained UBS Investment Bank as its financial advisor for the Secured Credit Facility. The completion of the Secured Credit Facility is subject to obtaining lender commitments, as well as market and other conditions.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members – wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our plan to obtain the Secured Credit Facility, our liquidity, our ability to exercise financial flexibility as we meet our obligations and other statements that describe the Company’s plans. Whenever used, words such as “intends,” “expects,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to the Company are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.